EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditors’s Report, dated July 6, 2021, on the financial statements of Linktory Inc as of May 31, 2021 and for the period then ended in the Registration Statement on Form S-1/A filed pursuant to Rule 462(b) of the Securities Act of 1933. We also consent to the application of such report to the financial information in the Registration Statement, when such information is read in conjunction with the financial statements referred to in our report. Further I consent to being named as an “expert” in auditing and accounting in the registration statement.

/s/ Gries & Associates, LLC

Denver, CO

September 14, 2021